Exhibit 99.1

QVC GROUP REPORTS

FIRST QUARTER 2025 FINANCIAL RESULTS

Englewood, Colorado, May 7, 2025 – QVC Group, Inc. ("QVC Group") (Nasdaq: QVCGA, QVCGB, QVCGP) today reported first quarter 2025 results(1).

“In the first quarter we faced a challenging market backdrop. While the impacts are being felt across retail, we are particularly challenged as linear television viewership continued to decline, and tariff volatility strongly impacted consumer sentiment in discretionary retail,” said David Rawlinson, President and CEO of QVC Group. “We continue to execute on our long-term strategy and are working to remain agile as we navigate these current headwinds. In particular, we believe social shopping is a transformative opportunity and are moving quickly to be a leader here. QVC’s agreement with TikTok is a first of its kind partnership for 24/7 content creation and is one example of the innovation we will continue to deploy to reinvent our business.”

First quarter 2025 headlines(2):

●	QVC Group revenue decreased 10% in both US Dollars and constant currency(3)
●	Generated operating income of $14 million
●	Adjusted OIBDA(4) decreased 32% in US Dollars and decreased 31% in constant currency
●	QxH revenue decreased 11%
●	QVC International revenue decreased 6% in US Dollars and decreased 4% in constant currency
●	Cornerstone revenue decreased 13%

Discussion of Results

Unless otherwise noted, the following discussion compares financial information for the three months ended March 31, 2025 to the same period in 2024.

FIRST QUARTER 2025 FINANCIAL RESULTS

(amounts in millions)	1Q24	1Q25	% Change	% Change Constant Currency(a)
Revenue
QxH	$1,539	$1,368	(11)%
QVC International	572	537	(6)%	(4)%
Cornerstone	231	200	(13)%
Total QVC Group Revenue	2,342	2,105	(10)%	(10)%

Operating Income (Loss)
QxH(b)	$94	$-	NM
QVC International(c)	63	29	(54)%	(51)%
Cornerstone	(3)	(11)	(267)%
Unallocated corporate cost	(9)	(4)	56%
Total QVC Group Operating Income (Loss)	145	14	(90)%	(89)%

Adjusted OIBDA (Loss)
QxH(b)	$185	$122	(34)%
QVC International(c)	75	63	(16)%	(13)%
Cornerstone	6	(4)	NM
Unallocated corporate cost	(7)	(4)	43%
Total QVC Group Adjusted OIBDA	$259	$177	(32)%	(31)%

a)	For a definition of constant currency financial metrics, see the accompanying schedules.

b)	In the first quarter of 2025, QxH recorded $36 million of restructuring charges related to a reorganization plan. This is included in operating income and excluded from Adjusted OIBDA. See Reconciling Schedule 2.
c)	In the first quarter of 2025, QVC International recorded $21 million of restructuring charges related to a reorganization plan. In the first quarter of 2024, QVC International recorded a $1 million gain related to the sale leaseback of a German property. These items are included in operating income and excluded from Adjusted OIBDA. See Reconciling Schedule 2.

QxH

QxH revenue declined primarily due to a 10% decrease in units shipped, 2% decline in average selling price and lower shipping and handling revenue, partially offset by favorable returns. QxH reported sales declines across all categories.

Operating income and Adjusted OIBDA margin(4) decreased mainly due to higher fulfillment costs and sales deleverage, partially offset by lower selling, general, and administrative expenses, favorable commission rates and higher product margins. Operating income was also impacted by a $36 million restructuring charge related to the reorganization announced in March that was excluded from Adjusted OIBDA. Fulfillment pressure was driven by higher freight rates and labor costs. Product margins increased primarily due to mix shift to higher-margin products and favorable return rates. Operating expenses decreased due to favorable commission rates. Selling, general and administrative expenses declined primarily due to lower costs from technology outsourcing from our new IT managed services contract partially offset by sales deleverage.

QVC International

US Dollar denominated results were negatively impacted by exchange rate fluctuations due to the US Dollar weakening 1% against the British pound and 3% against the Euro, partially offset by the US Dollar strengthening 3% against the Japanese Yen. The financial metrics presented in this press release also provide a comparison of the percentage change in QVC International’s results in constant currency (where applicable) to the comparable figures calculated in accordance with US GAAP for the first quarter of 2024.

QVC International’s constant currency revenue declined due to a 4% decrease in units shipped and a 1% decrease in average selling price. QVC International reported constant currency revenue declines across home, beauty and apparel with growth in jewelry and electronics.

Operating income decreased in the first quarter mainly due to a $21 million restructuring charge related to the reorganization announced in March that was excluded from Adjusted OIBDA. Adjusted OIBDA margin decreased due to sales deleverage and higher fulfillment costs partially offset by higher product margins, lower operating expenses, and lower selling, general and administrative expenses. Fulfillment expense increased due to higher variable wage rates in Europe. Product margins increased primarily due to favorable returns. Operating expenses decreased due to lower commissions. Selling, general, and administrative expenses decreased due to lower costs from technology outsourcing.

Cornerstone

Cornerstone revenue decreased due to continued softness in interior furniture, outdoor furniture, and decor in the home sector and for apparel at Garnet Hill.

Operating income and Adjusted OIBDA margin decreased primarily due to sales deleverage and higher administrative costs related to the previously announced transformation plan, partially offset by lower fulfilment and supply chain costs.

FIRST QUARTER 2025 SUPPLEMENTAL METRICS

(amounts in millions unless otherwise noted)	1Q24	1Q25	% Change		% Change Constant Currency(a)
QxH
Cost of Goods Sold % of Revenue	65.4%	67.5%	210	bps
Operating Income Margin (%)(b)	6.1%	0.0%	(610)	bps
Adjusted OIBDA Margin (%)(b)	12.0%	8.9%	(310)	bps
Average Selling Price	$53.60	$52.63	(2)%
Units Sold			(10)%
Return Rate(c)	15.4%	15.3%	(10)	bps
eCommerce Revenue(d)	$958	$867	(9)%
eCommerce % of Total Revenue	62.2%	63.4%	120	bps
Mobile % of eCommerce Revenue(e)	69.8%	71.3%	150	bps
LTM Total Customers(f)	8.0	7.4	(8)%

QVC International
Cost of Goods Sold % of Revenue	64.0%	64.8%	80	bps
Operating Income Margin (%)(g)	11.0%	5.4%	(560)	bps
Adjusted OIBDA Margin (%)(g)	13.1%	11.7%	(140)	bps
Average Selling Price			(3)%		(1)%
Units Sold			(4)%
Return Rate(c)	19.2%	18.3%	(90)	bps
eCommerce Revenue(d)	$294	$283	(4)%		(1)%
eCommerce % of Total Revenue	51.4%	52.7%	130	bps
Mobile % of eCommerce Revenue(e)	68.8%	76.7%	790	bps
LTM Total Customers(f)	4.1	4.0	(2)%

Cornerstone
Cost of Goods Sold % of Revenue	59.7%	57.5%	(220)	bps
Operating Income Margin (%)	(1.3)%	(5.5)%	(420)	bps
Adjusted OIBDA Margin (%)	2.6%	(2.0)%	NM
eCommerce Revenue(d)	$175	$150	(14)%
eCommerce % of Total Revenue	75.8%	75.0%	(80)	bps

a)	For a definition of constant currency financial metrics, see the accompanying schedules.
b)	In the first quarter of 2025, QxH recorded $36 million of restructuring charges related to a reorganization plan. This item is included in operating income and excluded from Adjusted OIBDA. See Reconciling Schedule 2.
c)	Measured as returned sales over gross shipped sales in US Dollars.
d)	Based on net revenue.
e)	Based on gross US Dollar orders.
f)	LTM: Last twelve months.
g)	In the first quarter of 2025, QVC International recorded $21 million of restructuring charges related to a reorganization plan. In the first quarter of 2024, QVC International recorded a $1 million gain related to the sale leaseback of a German property. These items are included in operating income and excluded from Adjusted OIBDA. See Reconciling Schedule 2.

FOOTNOTES

1)	QVC Group will discuss these headlines and other matters on QVC Group’s earnings conference call that will begin at 5:00 p.m. (E.T.) on May 7, 2025. For information regarding how to access the call, please see “Important Notice” later in this document.
2)	Unless otherwise noted, highlights compare financial information for the three months ended March 31, 2025 to the same period in 2024.
3)	For a definition of constant currency financial metrics, see the accompanying schedules. Applicable reconciliations can be found in the financial tables at the beginning of this press release.
4)	For definitions and applicable reconciliations of Adjusted OIBDA and Adjusted OIBDA margin, see the accompanying schedules.

NOTES

Cash and Debt

The following presentation is provided to separately identify cash and debt information.

(amounts in millions)	12/31/2024	3/31/2025
Cash and cash equivalents (GAAP)	$905	$833

Debt:
QVC senior secured notes(a)	$2,732	$2,146
QVC senior secured bank credit facility	1,195	1,850
Total Subsidiary Level Debt	$3,927	$3,996

Senior notes(a)	792	792
Senior exchangeable debentures(b)	778	778
Corporate Level Debentures	1,570	1,570
Total QVC Group Debt	$5,497	$5,566
Unamortized discount, fair market value adjustment and deferred loan costs	(529)	(566)
Total QVC Group Debt (GAAP)	$4,968	$5,000

Other Financial Obligations:
Preferred stock(c)	$1,272	$1,272

QVC, Inc. leverage(d)	3.3x	3.7x

a)	Face amount of Senior Notes and Debentures with no reduction for the unamortized discount.
b)	Face amount of Senior Exchangeable Debentures with no adjustment for the fair market value adjustment.
c)	Preferred Stock has an 8% coupon, $100 per share initial liquidation preference plus accrued and unpaid dividends and is non-voting. It is subject to mandatory redemption on March 15, 2031. The Preferred Stock is considered a liability for GAAP purposes, and is recorded net of capitalized costs.
d)	As defined in QVC’s credit agreement. On April 1, 2025, Cornerstone was removed as a borrower and will not be included in future calculations of QVC, Inc.’s leverage under QVC’s credit agreement. QVC, Inc.’s leverage is presented on an adjusted basis assuming Cornerstone was removed from the covenant calculations under the QVC’s bank credit facility for the periods ended December 31, 2024 and March 31, 2025.

Cash at QVC Group decreased $72 million in the first quarter due to cash used in operations, capital expenditures, and expenditures for television distribution rights partially offset by increased borrowings. Total debt at QVC Group increased $69 million in the first quarter primarily due to additional borrowing under QVC’s bank credit facility, a portion of which funded the repayment of the remaining $585 million of QVC, Inc.’s 4.45% Senior Notes due in February 2025.

QVC’s bank credit facility has $1.85 billion drawn as of March 31, 2025 with incremental availability of $863 million, net of letters of credit. On April 1, 2025, Cornerstone was removed as a borrower under QVC’s credit agreement and will not be included in future calculations of QVC, Inc.’s leverage under QVC’s credit agreement. QVC, Inc.’s leverage ratio, as defined by the QVC revolving credit facility and adjusted for the removal of Cornerstone, was 3.7x at quarter-end.

As of March 31, 2025, QVC’s consolidated leverage ratio (as calculated under QVC’s senior secured notes) was greater than 3.5x and as a result QVC is restricted in its ability to make unlimited dividends or other restricted payments. Dividends made by QVC to service the principal and interest of indebtedness of its parent entities, as well as payments made by QVC to QVC Group under an intercompany tax sharing agreement in respect of certain tax obligations of QVC and its subsidiaries, are permitted under the bond indenture and credit agreement.

QVC Group is in compliance with all debt covenants as of March 31, 2025.

Important Notice: QVC Group, Inc. (Nasdaq: QVCGA, QVCGB, QVCGP) will discuss QVC Group’s earnings release on a conference call which will begin at 5:00 p.m. (E.T.) on May 7, 2025. The call can be accessed by dialing (877) 704-4234 or (215) 268-9904, passcode 13748876, at least 10 minutes prior to the start time. The call will also be broadcast live across the Internet and archived on our website. To access the webcast go to https://investors.qvcgrp.com/investors/news-events/ir-calendar. Links to this press release and replays of the call will also be available on QVC Group’s website.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies and initiatives (including our WIN strategy) and their expected benefits, market potential and headwinds (including the impact of tariff volatility), future financial performance and prospects, and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to QVC Group, changes in law and government regulations, the availability of investment opportunities, general market conditions (including as a result of tariff volatility), issues impacting the global supply chain and labor market and use of social media and influencers. These forward-looking statements speak only as of the date of this press release, and QVC Group expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in QVC Group's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of QVC Group, including the most recent Forms 10-K and 10-Q, for additional information about QVC Group and about the risks and uncertainties related to QVC Group's business, which may affect the statements made in this press release.

Contact: investor@qvcgrp.com

NON-GAAP FINANCIAL MEASURES

To provide investors with additional information regarding our financial results, this press release includes a presentation of Adjusted OIBDA, which is a non-GAAP financial measure, for QVC Group, QVC and Cornerstone together with a reconciliation to that entity or such businesses’ operating income, as determined under GAAP. QVC Group defines

Adjusted OIBDA as operating income (loss) plus depreciation and amortization, stock-based compensation, and where applicable, separately identified impairments, litigation settlements, restructuring, acquisition-related costs, and (gains) losses on sale leaseback transactions. Further, this press release includes Adjusted OIBDA margin, which is also a non-GAAP financial measure. QVC Group defines Adjusted OIBDA margin as Adjusted OIBDA divided by revenue.

QVC Group believes Adjusted OIBDA is an important indicator of the operational strength and performance of its businesses by identifying those items that are not directly a reflection of each business’s performance or indicative of ongoing business trends. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. Because Adjusted OIBDA is used as a measure of operating performance, QVC Group views operating income as the most directly comparable GAAP measure. Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that QVC Group 's management considers in assessing the results of operations and performance of its assets. Please see the attached schedules for applicable reconciliations.

This press release also references certain financial metrics on a constant currency basis, which is a non-GAAP measure, for QVC Group. Constant currency financial metrics, as presented herein, are calculated by translating the current-year and prior-year reported amounts into comparable amounts using a single foreign exchange rate for each currency.

QVC Group believes constant currency financial metrics are an important indicator of financial performance, in particular for QVC, due to the translational impact of foreign currency fluctuations relating to its subsidiaries in the UK, Germany, Italy and Japan. We use constant currency financial metrics to provide a framework to assess how our businesses performed excluding the effects of foreign currency exchange fluctuations. Please see the financial tables at the beginning of this press release for a reconciliation of the impact of foreign currency fluctuations on revenue, operating income, Adjusted OIBDA and average selling price.

SCHEDULE 1

The following table provides a reconciliation of QVC Group’s Adjusted OIBDA to its operating income (loss) calculated in accordance with GAAP for the three months ended March 31, 2024, June 30, 2024, September 30, 2024, December 31, 2024 and March 31, 2025, respectively.

CONSOLIDATED OPERATING INCOME AND ADJUSTED OIBDA RECONCILIATION

(amounts in millions)	1Q24	2Q24	3Q24	4Q24	1Q25
QVC Group Operating Income (Loss)	$145	$165	$152	$(1,271)	$14
Depreciation and amortization	99	96	95	93	102
Stock compensation expense	16	3	3	10	4
Restructuring costs(a)	—	18	—	—	57
Impairment of intangible assets(b)	—	—	—	1,480	—
Gain on sale leaseback transaction(c)	(1)	—	—	—	—
QVC Group Adjusted OIBDA	$259	$282	$250	$312	$177

a)	In the second quarter of 2024, QVC Group incurred $18 million of restructuring charges related to a plan to shift its information technology operating model. In the first quarter of 2025, QxH and QVC International recorded $36 million and $21 million of restructuring costs, respectively, related to its reorganization. These items are included in operating income and excluded from Adjusted OIBDA
b)	Includes a $1.5 billion non-cash impairment charge related to goodwill and tradenames recognized at QxH for the year ended December 31, 2024.
c)	Includes a gain related to the sale leaseback of a German property in the first quarter of 2024.

SCHEDULE 2

The following table provides a reconciliation of Adjusted OIBDA for QVC and Cornerstone to that entity or such businesses' operating income (loss) calculated in accordance with GAAP for the three months ended March 31, 2024, June 30, 2024, September 30, 2024, December 31, 2024 and March 31, 2025, respectively.

SUBSIDIARY ADJUSTED OIBDA RECONCILIATION

(amounts in millions)	1Q24	2Q24	3Q24	4Q24	1Q25
QVC
Operating income (loss)	$157	$163	$164	$(1,254)	$29
Depreciation and amortization	92	88	87	84	95
Stock compensation	12	2	1	5	4
Restructuring costs	—	18	—	—	57
Gain on sale leaseback transaction	(1)	—	—	—	—
Impairment of intangible assets	—	—	—	1,480	—
Adjusted OIBDA	$260	$271	$252	$315	$185

QxH Adjusted OIBDA	$185	$194	$182	$204	$122
QVC International Adjusted OIBDA	$75	$77	$70	$111	$63

Cornerstone
Operating income (loss)	$(3)	$11	$(2)	$(4)	$(11)
Depreciation and amortization	7	8	8	9	7
Stock compensation	2	—	—	—	—
Adjusted OIBDA	$6	$19	$6	$5	$(4)

QVC GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

(unaudited)

	March 31,	December 31,
	2025	2024
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$833	905
Trade and other receivables, net of allowance for credit losses	844	1,143
Inventories	1,184	1,061
Other current assets	165	190
Total current assets	3,026	3,299
Property and equipment, net	478	502
Intangible assets not subject to amortization	4,363	4,337
Intangible assets subject to amortization, net	419	402
Operating lease right-of-use assets	589	600
Other assets, at cost, net of accumulated amortization	106	103
Total assets	$8,981	9,243
Liabilities and Equity
Current liabilities:
Accounts payable	676	776
Accrued liabilities	811	953
Current portion of debt	242	867
Other current liabilities	89	128
Total current liabilities	1,818	2,724
Long-term debt	4,758	4,101
Deferred income tax liabilities	1,321	1,313
Preferred stock	1,272	1,272
Operating lease liabilities	592	598
Other liabilities	113	120
Total liabilities	9,874	10,128
Equity	(981)	(971)
Non-controlling interests in equity of subsidiaries	88	86
Total liabilities and equity	$8,981	9,243

QVC GROUP, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS INFORMATION

(unaudited)

	Three months ended
	March 31,
	2025	2024

	amounts in millions
Revenue:
Total revenue, net	$2,105	2,342

Operating costs and expenses:
Cost of goods sold (exclusive of depreciation and amortization shown separately below)	1,386	1,511
Operating expense	163	180
Selling, general and administrative, including stock-based compensation	383	408
Depreciation and amortization	102	99
Restructuring costs	57	—
Gain on sale leaseback transaction	—	(1)
	2,091	2,197
Operating income (loss)	14	145

Other income (expense):
Interest expense	(112)	(117)
Dividend and interest income	8	12
Realized and unrealized gains (losses) on financial instruments, net	(15)	(7)
Other, net	2	(2)
	(117)	(114)
Earnings (loss) before income taxes	(103)	31
Income tax (expense) benefit	12	(23)
Net earnings (loss)	(91)	8
Less net earnings (loss) attributable to the noncontrolling interests	9	9
Net earnings (loss) attributable to QVC Group, Inc. shareholders	$(100)	(1)

QVC GROUP, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS INFORMATION

(unaudited)

	Three months ended
	March 31,
	2025	2024

	amounts in millions
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$(91)	8
Adjustments to reconcile net earnings (loss) to net cash provided (used) by operating activities:
Depreciation and amortization	102	99
Stock-based compensation	4	16
Realized and unrealized (gains) losses on financial instruments, net	15	7
Gain on sale leaseback transaction	—	(1)
Deferred income tax expense (benefit)	(5)	(2)
Other, net	5	4
Changes in operating assets and liabilities
Decrease (increase) in trade and other receivables	296	313
Decrease (increase) in inventory	(115)	(94)
Decrease (increase) in other current assets	41	45
(Decrease) increase in accounts payable	(109)	(101)
(Decrease) increase in accrued and other liabilities	(203)	(268)
Net cash provided (used) by operating activities	(60)	26

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(34)	(40)
Expenditures for television distribution rights	(43)	(2)
Cash proceeds from dispositions of investments	—	6
Proceeds from sale of fixed assets	—	6
Other investing activities, net	(1)	(1)
Net cash provided (used) by investing activities	(78)	(31)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	866	1,570
Repayments of debt	(797)	(1,555)
Dividends paid to noncontrolling interest	(11)	(11)
Dividends paid to common shareholders	(1)	(4)
Other financing activities, net	(2)	(2)
Net cash provided (used) by financing activities	55	(2)
Effect of foreign currency exchange rates on cash, cash equivalents and restricted cash	12	(12)
Net increase (decrease) in cash, cash equivalents and restricted cash	(71)	(19)
Cash, cash equivalents and restricted cash at beginning of period	923	1,136
Cash, cash equivalents and restricted cash at end period	$852	1,117